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EXHIBIT 4.5

TRANSALTA CORPORATION SHARE OPTION PLAN

1.    PURPOSE

    The purpose of the Plan is to encourage key employees to promote the financial interests, growth and development of the Corporation by providing them with the opportunity through share options to acquire a proprietary interest in the Corporation, to recognize the contribution of key employees to the success of the Corporation and to encourage such key employees to remain in the employ of the Corporation.

2.    DEFINITIONS

    Whenever used herein:.

  (a)
  "Board" means the board of directors of the Corporation;

  (b)
  "Corporation" means TransAlta Corporation;

  (c)
  "Chairman" means the Chairman of the Board, President or Chief Executive Officer of the Corporation, as may be determined from time to time by the Committee;

  (d)
  "Committee" means, from and after November 10, 1994, the Human Resources Committee of the Board;

  (e)
  "Option" means a right or rights granted by the Committee to purchase Shares under the Plan;

  (f)
  "Participant" means an individual to whom an Option is granted under the Plan;

  (g)
  "Plan" means the TransAlta Corporation Share Option Plan;

  (h)
  "Shareholder Plan" means the Shareholder Bid Approval Plan Agreement dated October 13, 1992 between the Corporation and Montreal Trust Company of Canada, as the same may be amended from time to time, and any other similar plan adopted by the Corporation from time to time; and

  (i)
  "Shares" means the Common Shares in the capital of the Corporation.

3.    ADMINISTRATION

    The Plan shall be administered by the Committee provided that the Board may exercise any powers reserved herein for the Committee. The Committee is authorized to approve grants of Options in accordance with the Plan, to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan and to make all determinations and take all actions necessary or advisable for the Plan's administration. The Committee shall act by vote or written consent of a majority of its members. Whenever the Plan authorizes or requires the Committee to take any action, make any determination or decision or form any opinion, then any such action, determination, decision or opinion by or of the Committee shall be in the absolute discretion of the Committee.

4.    ELIGIBILITY

    The individuals who are eligible to receive Options hereunder shall be limited to employees of the Corporation and its subsidiaries (including directors if they are employees of the Corporation or its subsidiaries) designated by the Committee upon the advice of the Chairman.

5.    SHARES SUBJECT TO PLAN

    The aggregate number of Shares that may be issued pursuant to the exercise of Options shall not exceed at any time 13,000,000 Shares of the Corporation, which shall be made available from the authorized but unissued Shares of the Corporation that have been reserved for issuance upon exercise of Options granted under the Plan. If an Option expires, terminates, ceases to be exercisable or is surrendered before being exercised or without having been exercised in full, then the Shares that were subject to the Option but which were not issued pursuant to the exercise of the Option shall, unless the Plan has been terminated, become available for issuance pursuant to the exercise of Options under the Plan, all within the maximum limitation stated above. For purposes of determining the aggregate number of Shares that may be issued pursuant to the exercise of Options, common shares of TransAlta Utilities Corporation ("Utilities") previously issued under the Utilities Share Option Plan shall be deemed to be Shares issued upon exercise of an Option by a Participant.

    Notwithstanding the foregoing, the aggregate number of common shares that may be issued at any time under both the Plan and the Corporation's Performance Share Ownership Plan shall not exceed 13,000,000.

6.    GRANTING OF OPTIONS

    The Committee, upon the advice of the Chairman, may from time to time grant Options to eligible employees. Subject to the terms of the Plan, the size and terms and conditions of the Option or Options to be granted to each Participant shall be in the discretion of the Committee. Notwithstanding such discretion, at any time, the number of Shares that may be acquired by any single Participant pursuant to the exercise of Options under the Plan and pursuant to all other share compensation arrangements of the Corporation, cannot exceed five (5%) percent of the outstanding number of Shares (and for this purpose, the "outstanding number of Shares" is the number outstanding at a particular time, less the number of Shares that have been issued pursuant to the exercise of Options in the previous year).

7.    OPTION PRICE

    The option price shall be fixed by the Committee when an Option is granted but such price shall not be less than the last sale price of board lots of the Shares on The Toronto Stock Exchange on the last business day prior to the day the Option is granted.

8.    OPTION AGREEMENTS

    Each Option granted hereunder will be evidenced by a written option agreement between the Corporation and the employee and, subject to the terms of the Plan, shall contain such terms and conditions as may be determined by the Committee upon the advice of the Chairman. The terms and conditions of the option agreements need not be identical. The option agreements shall include:

  (a)
  the number of Shares optioned,

  (b)
  the option price,

  (c)
  any restrictions on exercise of the Option, and

  (d)
  the expiry date of the Option,

Subject to the terms of the Plan and to the receipt of any necessary approvals from The Toronto Stock Exchange, the Committee, with the consent of a Participant, may amend, change or vary the terms and conditions of an option agreement.

9.    EXERCISE OF OPTION

    An Option, or any portion thereof, may be exercised by a Participant or the Participant's executors or personal representatives delivering to the Corporation a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Shares.

10.   ALTERATIONS IN SHARES

  (a)
  General. Appropriate adjustments in the number of Shares optioned and in the option price per Share shall be made by the Corporation to give effect to adjustments in the number of Shares of the Corporation resulting from:

  (i)
  subdivisions or consolidations of the Shares of the Corporation, the payment of stock dividends, the issuance of rights to subscribe for Shares or securities of the Corporation (other than rights issued under the Shareholder Plan); or

  (ii)
  the operation of the Shareholder Plan (but not the issue of rights under the Shareholder Plan) including, without limiting the generality of the foregoing, the rights issued thereunder becoming severable from the Shares and exercisable on a dilutive basis (unless the Participant is a person whose rights would be voided if he was a holder of rights under the Shareholder Plan, in which case no adjustment shall be made to the number of Shares optioned or the option price per Share), or other similar changes in the share capital of the Corporation.

  (b)
  Share Reclassification. If there is a reclassification of the Shares of the Corporation, adequate provision shall be made by the Corporation so that there shall be substituted under the Option the Shares, securities or property which would have been issuable or payable to the Participant had the Participant then been the holder of record of the number of the Shares then subject to the unexercised portion of the Option.

  (c)
  Idem. Any Shares, securities or property added to or substituted for the Shares under the Option shall be subject to adjustment in the same manner and to the same extent as the Shares originally covered by the Option. No fractional Shares shall be issued upon the exercise of the Option.

11.   CORPORATE REORGANIZATION

    In the case of a proposed merger or amalgamation of the Corporation with one or more other corporations, an offer by any person to purchase all of the outstanding Shares of the Corporation, a sale or distribution of all or substantially all of the Corporation's assets to any other person or any arrangement or corporate reorganization riot otherwise provided for herein, the Board shall, in a fair and equitable manner, determine the manner in which all unexercised Options granted under the Plan shall be treated.

12.   EXPIRY OF OPTIONS

  (a)
  Normal Expire. Subject to subparagraphs 12(b) and (c) Options granted under the Plan shall expire on the date so established by the Committee, but in no event later than the tenth anniversary of the date the Option was granted.

  (b)
  Death. If a Participant dies while employed and at a time when he has not fully exercised any then outstanding Option or if a Participant dies after retirement or permanent disability without having fully exercised any then outstanding Option then:

  (i)
  if the Option was granted prior to November 10, 1994, then the Option shall be exercisable by the Participant's executors or personal representatives within one year after the Participant's death, notwithstanding the passing of the normal expiry date of the Option, but for not more than that number of Shares for which the Participant could have exercised the Option immediately prior to his death. Except as it may then have been exercised, the Option shall terminate at the expiration of such one year period; or

  (ii)
  if the Option was granted on or after November 10, 1994, then the Option shall be exercisable by the Participant's executors or personal representatives until the earlier of one year after the Participant's death, or the normal expiry date of the Option, and for not more than that number of Shares for which the Participant could have exercised the Option immediately prior to his death. Except as it may then have been exercised, the Option shall terminate upon the earlier of the expiration of such one year period or the normal expiry date of the Option.

  (c)
  Retirement or Disability. Subject to subparagraph 12(b), in the event of the termination of employment of a Participant due to retirement under a retirement plan of the Corporation or any of its subsidiaries or due to permanent disability of the Participant, the Participant may, at his or her discretion, select either (i) ((A) or (B), as applicable), or (ii):

  (i)
  (A)
   if the Option was granted prior to November 10, 1994, then until one year after such termination notwithstanding the passing of the normal option expiry date of the Option the Option may be exercised in respect of all Shares which are the subject of the Option whether or not the option exercise time pertaining to all such Shares shall have occurred. Except as it may then have been exercised, the Option shall terminate at the expiration of such one year period; or

  (B)
   if the Option was granted on or after November 10, 1994, then until the earlier of one year after such termination or the normal expiry date of the Option, the Option may be exercised in respect of all Shares which are the subject of the Option whether or not the option exercise time pertaining to all such Shares shall have occurred. Except as it may then have been exercised, the Option shall terminate upon the earlier of the expiration of such one year period or the normal expiry date of the Option; or

    (ii)
    exercise the Option otherwise in accordance with its terms.

      The Participant shall notify the Corporation in writing within sixty days of the termination of his employment of which of the above choices the Participant has made. If the Participant fails to provide such notification to the Corporation within 60 days the Participant shall be deemed to have elected the choice provided in clause 12(c)(ii).

  (d)
  Termination of Employment. In the case of termination of employment for any other reason except cause, the Participant may continue to exercise any outstanding Options, to the extent they were exercisable on the date of termination, for sixty days following such termination or until the normal expiry date of such Options, if earlier.

  (e)
  Termination of Employment for Cause. In the event of termination of employment of a Participant for cause, any outstanding Options will expire on the date of such termination.

13.   NON-ASSIGN ABILITY OF OPTIONS

    The interest of a Participant in an Option or Options shall not be transferable or alienable by the Participant either by assignment or in any other manner during the Participant's lifetime but shall enure to the benefit of his executors or personal representatives to the extent provided in subparagraph 12(b).

14.   RIGHTS AS A SHAREHOLDER

    A Participant shall have no rights whatsoever as a shareholder in respect of his or her Options (including any right to receive dividends or other distributions) until and to the extent that such person exercises his or her Option to purchase Shares.

15.   CONDITIONS PRECEDENT TO EXERCISE OF OPTION

    The exercise of each Option granted under this Plan shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares thereunder, then in any such event such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

16.   AMENDMENT OR DISCONTINUANCE OF PLAN

    Subject to the receipt of any necessary approvals from The Toronto Stock Exchange, the Board may amend or discontinue the Plan at any time, but no such amendment may after or impair any Option previously granted except with the written consent of the holder of the Option.

    I, Rodger Conner, Corporate Secretary of TransAlta Corporation, hereby confirm that the foregoing is the definitive version of the TransAlta Corporation Stock Option Plan, including amendments made effective November 10, 1994, February 10, 1995, and March 7, 1995, and ratified and approved by the holders of common shares at a meeting held on May 12, 1995 and as further amended May 3, 2001.

/s/ RODGER CONNER RODGER CONNER, Corporate Secretary

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TRANSALTA CORPORATION SHARE OPTION PLAN